Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement (No 333-161187) on Form S-4 of REG Newco, Inc. of our report dated November 20, 2009, relating to our audits of the financial statements of Central Iowa Energy, LLC, appearing in the Prospectus, which is part of this Registration Statement. Our report includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the captions “Experts” in such Prospectus.

/s/ McGladrey & Pullen LLP

Davenport, Iowa

November 23, 2009